    As filed with the Securities and Exchange Commission on August 15, 2001

                                                  Registration No. 333-67156


================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                         PRE-EFFECTIVE AMENDMENT NO. 1
                                      TO


                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           HARKEN ENERGY CORPORATION
            (Exact name of registrant as specified in its charter)


               DELAWARE
(State or other jurisdiction of                          95-2841597
incorporation or organization)          (I.R.S. employer identification number)

                           HARKEN ENERGY CORPORATION
                        16285 PARK TEN PLACE, SUITE 600
                             HOUSTON, TEXAS 77084
                                (281) 717-1300
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                               LARRY E. CUMMINGS
                                GENERAL COUNSEL
                           HARKEN ENERGY CORPORATION
                        16285 PARK TEN PLACE, SUITE 600
                              HOUSTON, TEXAS 77084
                                 (281) 717-1300
                    (Name, address, including zip code, and
         telephone number, including area code, of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]




THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                  SUBJECT TO COMPLETION DATED AUGUST 15, 2001




                                  PROSPECTUS

                               3,968,920 Shares


                           HARKEN ENERGY CORPORATION


                                 Common Stock
                                  __________

     The selling stockholders of Harken Energy Corporation described in this prospectus are offering for sale 3,968,920 shares of common stock of Harken Energy Corporation. The selling stockholders' shares of common stock being offered for sale include preferred stock purchase rights attached to the common stock under Harken's Stockholder Rights Plan. Harken will not receive any of the proceeds from the sale of the 3,968,920 shares of common stock.

     The selling stockholders may offer their shares from time to time in open market transactions on the American Stock Exchange or in private transactions, at prevailing market prices or at privately negotiated prices. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers. These broker-dealers, if used, may receive discounts, concessions or commissions from the selling stockholders or from the purchaser of the shares. The selling stockholders will receive the purchase price of the shares of common stock sold less any such discounts, concessions or commissions. The selling stockholders will be responsible for any such discounts, concessions or commissions.

     The common stock is traded on the American Stock Exchange, under the symbol "HEC." On August 14, 2001, the closing sales price of the common stock was $1.90 per share. Harken's principal offices are located at 16285 Park Ten Place, Suite 600, Houston Texas 77084, and its telephone number is (281) 717-1300.

     PROSPECTIVE INVESTORS SHOULD CONSIDER AND REVIEW THE INFORMATION UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 3 PRIOR TO INVESTING IN THE COMMON STOCK.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this prospectus is _________________, 2001.

     The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and neither the selling stockholders nor we are soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                               TABLE OF CONTENTS

                                               Page
                                               ----
The Company..................................    3
Risk Factors.................................    3
Safe Harbor for Forward-Looking Statements...   10
Where You Can Get More Information...........   10
Use of Proceeds..............................   11
Information About the Selling Stockholders...   11
Plan of Distribution.........................   14
Legal Matters................................   15
Experts......................................   15


     YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS PROSPECTUS AND THE ADDITIONAL INFORMATION DESCRIBED UNDER THE HEADING "WHERE YOU CAN GET MORE INFORMATION." WE HAVE NOT AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. NEITHER THE SELLING STOCKHOLDERS NOR WE ARE MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION IN THIS PROSPECTUS AND THE ADDITIONAL INFORMATION DESCRIBED UNDER THE HEADING "WHERE YOU CAN GET MORE INFORMATION" WERE ACCURATE ON THE DATE ON THE FRONT COVER OF THE PROSPECTUS ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

                                 THE COMPANY

     Harken explores for, develops and produces oil and gas both domestically and internationally. Harken's domestic operations are primarily located in the onshore and offshore Gulf Coast regions of South Texas and Louisiana, in portions of West Texas and the Texas Panhandle. Harken's international operations are primarily concentrated in the Republic of Colombia, the Republic of Costa Rica and the Republic of Peru.

     Harken was incorporated in 1973 in the State of California and reincorporated in 1979 in the State of Delaware. Harken's principal offices are located at 16285 Park Ten Place, Suite 600, Houston Texas 77084, and its telephone number is (281) 717-1300.

                                 RISK FACTORS

     Prior to making an investment decision, prospective investors should consider carefully all of the information in this prospectus and should evaluate the following risk factors.

RISKS ASSOCIATED WITH HARKEN'S OPERATIONS

HARKEN'S OIL AND GAS EXPLORATION, DEVELOPMENT AND PRODUCTION ACTIVITIES ARE SUBJECT TO VARIOUS INDUSTRY OPERATING RISKS

     Harken's oil and gas operations will be subject to the economic risks typically associated with exploration, development and production activities, including the necessity of significant expenditures to locate and acquire producing properties and to drill exploratory wells. In conducting exploration and development activities, the presence of unanticipated pressure or irregularities in formations, miscalculations or accidents may cause Harken's exploration, development and production activities to be unsuccessful potentially resulting in abandoning the particular well. This could result in a total loss of Harken's investment. In addition, the cost and timing of drilling, completing and operating wells is often uncertain.

     Crude oil, natural gas, condensate, and other oil and gas products generally are sold to other oil and gas companies, government agencies and other industries. The availability of ready markets for oil and gas that might be discovered by Harken and the prices obtained for such oil and gas depend on many factors beyond Harken's control, including the extent of local production and imports of oil and gas, the proximity and capacity of pipelines and other transportation facilities, fluctuating demands for oil and gas, the marketing of competitive fuels, and the effects of governmental regulation of oil and gas production and sales. Natural gas associated with economic oil production is often not economically marketable due to the above demand or transportation limitations and is often flared at the producing well site. Pipeline facilities do not exist in certain areas of exploration and, therefore, any actual sales of discovered oil and gas might be delayed for extended periods until such facilities are constructed.

     Harken's oil and gas business is also subject to all of the operating risks normally associated with the exploration for and production of oil and gas, including, without limitation, blowouts, cratering, pollution, earthquakes, labor disruptions and fires, each of which could result in substantial losses to Harken due to injury or loss of life and damage to or destruction of oil and gas wells, formations, production facilities or other properties. In accordance with customary industry practices, Harken maintains insurance coverage limiting financial loss resulting from certain of these operating hazards. Losses and liabilities arising from uninsured or underinsured events could reduce revenues and increase costs to Harken. There can be no assurance that any insurance will be adequate to cover losses or liabilities. Harken cannot predict the continued availability of insurance, or its availability at premium levels that justify its purchase.

HARKEN'S OPERATIONS ARE SUBJECT TO ENVIRONMENTAL LAWS AND REGULATIONS

     Our operations are subject to stringent foreign, federal, state and local laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit before drilling commences, restrict the types, quantities and concentrations of various substances that can be released into the environment, limit or prohibit construction or drilling activities on certain sensitive lands, and impose substantial liabilities for pollution resulting from former or current operations. Failure to comply with these laws and regulations may result in the imposition of administrative, civil and criminal penalties. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent and costly waste management or cleanup requirements could have a material adverse effect on our operations, as well as those of the oil and gas industry in general. While we believe that the Company is in substantial compliance with current environmental laws and regulations, there is no assurance that this trend will continue in the future.

     The Comprehensive Environmental Response, Compensation and Liability Act, referred to as CERCLA but also known as "Superfund," and comparable state laws impose liability without regard to fault or the legality of the original conduct on certain classes of persons who are considered to be responsible for the release of a "hazardous substance" into the environment. These persons include the owner or operator of the disposal site where the release occurred and companies who arrange for the disposal or transport of the hazardous substances found at the site. Under CERCLA, such persons may be subject to joint and several liability for the costs of cleaning up the released hazardous substances, for damages to natural resources, and for the costs of certain health studies. The Resource Conservation and Recovery Act, referred to as RCRA, generally does not regulate most wastes generated by the exploration and production of oil and gas. However, these wastes may be regulated as solid waste. Also, ordinary industrial wastes, such as paint wastes, waste solvents, and laboratory wastes, may be regulated as hazardous waste. The Company owns or leases, and has in the past owned or leased, properties that have been used for the exploration and production of oil and gas. In addition, many of these properties have been operated by third parties whose treatment and release of hydrocarbons or other wastes were not under the Company's control. These properties and the wastes disposed on these properties may be subject to CERCLA, RCRA, and analogous state laws. Under such laws, the Company could be required to remove or remediate previously released wastes or property contamination.

     The Oil Pollution Act of 1990, referred to as OPA, pertains to the prevention of and response to spills or discharges of hazardous substances or oil into navigable water of the United States. Under OPA, a person owning or operating a facility or equipment from which there is a discharge or threat of a discharge of oil into or upon navigable waters or adjoining shorelines is liable, regardless of fault, as a "responsible party" for removal costs and damages. Federal law imposes strict, joint and several liability on facility owners for containment and clean-up costs and certain other damages, including natural resource damages arising from a spill. The OPA establishes a liability limit for onshore facilities of $350 million; however, a party cannot take advantage of this liability limit if the spill is caused by gross negligence or willful misconduct, if the spill resulted from a violation of a federal safety, construction, or operating regulation, or if a party fails to report a spill or cooperate in the cleanup. The Federal Water Pollution Control Act, also referred to as the Clean Water Act and analogous state laws impose strict controls regarding the discharge of pollutants, including produced waters and other oil and gas wastes, into state waters or waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accord with the terms of a permit issued by EPA or the state. Federal regulations under the OPA and the Clean Water Act also require certain owners and operators of facilities that store or otherwise handle oil, such as us, to prepare and implement spill prevention, control and countermeasure plans and spill response plans relating to possible discharge of oil into surface waters.

     Our operations outside of the U.S. are potentially subject to similar laws and regulations in Costa Rica, Colombia and Peru. We believe that while Harken is in substantial compliance with existing requirements of governmental bodies in these foreign countries, our ability to conduct continued operations are subject to satisfying applicable regulatory and permitting controls, any of which may be susceptible, on a going forward basis, to increased scrutiny, greater complexity resulting in increased costs, or delays in receiving appropriate authorizations.

     Our oil and gas exploration and productions operations in Colombia, including well drilling, pipeline construction, and seismic activities, require specific federal and local environmental licenses and permits, the acquisition of which in the past have been subject to extensive delays. We may continue to experience similar delays in the future. Failure to obtain these licenses and permits in a timely manner may prevent us from obtaining alternative financing.

HARKEN'S OIL AND GAS OPERATIONS IN LESS DEVELOPED OIL AND GAS INDUSTRIES SUCH AS COLOMBIA, COSTA RICA AND PERU INVOLVE SUBSTANTIAL COSTS AND ARE SUBJECT TO VARIOUS ECONOMIC RISKS

     The oil and gas industries in Colombia, Costa Rica and Peru are not as developed as the oil and gas industry in the U.S. As a result, Harken's drilling and development operations in many instances take longer to complete and often cost more than similar operations in the U.S. The availability of technical expertise, specific equipment and supplies may be more limited in Colombia, Costa Rica and Peru than in the U.S. Harken expects that such factors will continue to subject Harken to economic and operating risks not experienced in the U.S.

     Harken follows the full cost method of accounting for exploration and development of oil and gas reserves in which all acquisition, exploration and development costs are capitalized. Costs related to acquisition, holding and initial exploration of contracts in countries with no proved reserves are initially capitalized, including internal costs directly identified with acquisition, exploration and development activities. If Harken abandons all exploration efforts in a country where no proved reserves are assigned, all acquisition and exploration costs associated with the country are expensed. Harken's assessments of whether its investment within a country are impaired and whether exploration activities within a country will be abandoned are made from time to time based on its review and assessment of drilling results, seismic data and other information it deems relevant. Due to the unpredictable nature of exploration drilling activities, the amount and timing of impairment expenses are difficult to predict.

IF HARKEN FAILS TO COMPLY WITH THE TERMS OF A COLOMBIA ASSOCIATION CONTRACT, THE COSTA RICA CONTRACT OR THE PERUVIAN TECHNICAL EVALUATION AGREEMENT, IT COULD LOSE ITS RIGHTS UNDER EACH OF THOSE CONTRACTS

     Terms of each of the Colombia Association Contracts, the Costa Rica Contract and the Peruvian Technical Evaluation Agreement commit Harken to perform certain activities in accordance with a prescribed timetable. Failure by Harken to perform those activities as required could result in Harken losing its rights under the particular contract, which could potentially have a material adverse effect on Harken's business. As of June 30, 2001, Harken was in compliance with the requirements of each of the Colombia Association Contracts, the Costa Rica Contract, as amended and/or waived, and the Peruvian Technical Evaluation Agreement.

HARKEN MAY BE UNABLE TO OBTAIN ADDITIONAL FINANCING FOR ITS MIDDLE AMERICAN ACTIVITIES, WHICH COULD RESTRICT ITS OPERATIONS

     Harken anticipates that full development of its existing and future oil and gas discoveries in Colombia, Costa Rica and Peru may take several years and may require extensive production and transportation facilities requiring significant additional capital expenditures. If Harken is unable to timely obtain adequate funds to finance these investments, it could limit or substantially delay Harken's ability to develop its oil and gas reserves. In such a case, Harken's business and results of operations could suffer.

     MKJ Xploration, Inc. ("MKJ") is seeking additional joint venture partner participation for its Costa Rica work program obligations prior to drilling the Moin #2 well. There can be no assurances that a joint venture partner can be obtained. Failure to obtain such joint venture partner could prevent or delay the parties' ability to develop its Costa Rica Contract.

     Harken cannot predict the ultimate amount of expenditures for its Middle American operations. Harken anticipates that amounts required to fund its Middle American activities will be funded from its existing cash balances, asset sales, stock issuances, production payments, operating cash flows and from joint venture partners. Harken cannot assure you that it will have adequate funds available to it to fund its Middle American activities.

HARKEN'S OPERATIONS IN COLOMBIA, COSTA RICA, PERU AND OTHER FOREIGN COUNTRIES WILL BE SUBJECT TO POLITICAL, ECONOMIC AND OTHER UNCERTAINTIES

     Harken conducts significant operations in Colombia and Costa Rica, and may also conduct operations in Peru and other foreign countries in the future. At December 31, 2000, approximately 13% of Harken's proved reserves were related to Harken's Colombian operations. Operations in foreign countries, particularly in the oil and gas business, are subject to political, economic and other uncertainties, including:

 . the risk of war, revolution, border disputes, expropriation, renegotiation or modification of existing contracts, import, export and transportation regulations and tariffs resulting in loss of revenue, property and equipment;

 . taxation policies, including royalty and tax increases and retroactive tax claims;

 . exchange controls, currency fluctuations and other uncertainties arising out of foreign government sovereignty over Harken's international operations;

 . laws and policies of the United States affecting foreign trade, taxation and investment; and

 . the possibility of having to be subject to the exclusive jurisdiction of foreign courts in connection with legal disputes and the possible inability to subject foreign persons to the jurisdiction of courts in the United States.

     Central and South America and other regions of the world have a history of political and economic instability. This instability could result in new governments or the adoption of new policies that might assume a substantially more hostile attitude toward foreign investment. In an extreme case, such a change could result in termination of contract rights and expropriation of foreign-owned assets. These uncertainties could adversely affect Harken's interests.

GUERRILLA ACTIVITY IN COLOMBIA COULD DISRUPT OR DELAY HARKEN'S OPERATIONS, AND HARKEN HAS CONCERNS ABOUT SAFEGUARDING ITS OPERATIONS AND PERSONNEL IN COLOMBIA.

     From time to time, guerilla activity in Colombia has delayed Harken's projects there. This guerilla activity has increased over the last few years, causing delays in the development of Harken's fields in Colombia. Guerilla activity has also from time to time slowed Harken's ability to put workers in the field, and has affected Harken's operations by implementing road blockades and similar actions. In addition, it is possible that guerillas could attempt to disrupt the flow of Harken's production through pipelines. In addition, Harken's concerns over safeguarding its operations and personnel in Colombia have increased dramatically with the recent occurrences of threats of violence throughout the country. In addition to these security issues, Harken has also become the subject of media focus in Colombia that may further complicate its security position in the country.

     Harken and the Colombian government have taken steps to maintain security and favorable relations with the local population. These steps have included the hiring of security to patrol Harken's facilities, and programs to provide local communities with health and educational assistance. Harken expects that it will be required to continue these steps throughout the term of its interest in Colombia.

     Harken's operating plans in Colombia are continuing, subject to the ongoing monitoring of these security developments. Harken is also currently analyzing and upgrading its security procedures and has initiated action to expand security measures for both personnel and field operations. Harken cannot assure you that these attempts to reduce or prevent guerilla activity will be successful or that guerilla activity will not disrupt operations in the future. Harken also cannot assure you that it will be successful in maintaining the safety of its operations and personnel in Colombia from violence there or that this violence will not affect its operations in the future. Continued or heightened security concerns in Colombia could also adversely affect Harken's interests, which could potentially

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have a material adverse effect on Harken's business.

IF THE UNITED STATES IMPOSES ECONOMIC OR TRADE SANCTIONS ON COLOMBIA, HARKEN'S OPERATIONS IN COLOMBIA MAY BE ADVERSELY AFFECTED

     Colombia is among several nations whose progress in stemming the production and transit of illegal drugs is subject to annual certification by the President of the United States. The President of the United States has announced that Colombia would be certified. There can be no assurance that, in the future, Colombia will receive certification or a national interest waiver. The consequences of the failure to receive certification or a national interest waiver generally include the following: all bilateral aid, except anti-narcotics and humanitarian aid, would be suspended; the Export-Import Bank of the United States and the Overseas Private Investment Corporation would not approve financing for new projects in Colombia; U.S. representatives at multilateral lending institutions would be required to vote against all loan requests from Colombia, although such votes would not constitute vetoes; and the President of the United States and Congress would retain the right to apply future trade sanctions. Each of these consequences could result in adverse economic consequences in Colombia and could further heighten the political and economic risks associated with Harken's operations in Colombia. Any changes in the holders of significant government offices could have adverse consequences on Harken's relationship with the Colombian national oil company and the Colombian government's ability to control guerrilla activities and could exacerbate the factors relating to foreign operations discussed above.

     If the United States were to impose sanctions on Colombia, it could affect Harken's ability to obtain the financing it needs in order to develop its Colombian properties. The imposition of sanctions on Colombia could also cause Colombia to retaliate against Harken, including by nationalizing Harken's Colombian assets. Accordingly, imposition of the foregoing economic and trade sanctions on Colombia could materially affect the performance of Harken's common stock and its long-term financial results. We cannot assure you the United States will not impose sanctions on Colombia in the future or predict the effect in Colombia that these sanctions might cause.

HARKEN COULD SUFFER LOSSES FROM EXCHANGE RATE FLUCTUATIONS

     Harken accounts for its Colombian, Costa Rican and Peruvian operations using the U.S. dollar as its functional currency. The costs associated with Harken's exploration efforts in Colombia, Costa Rica and Peru have typically been denominated in U.S. dollars. Harken expects that a substantial portion of its future Colombian revenues may be denominated in Colombian pesos. To the extent that the amount of Harken's revenues denominated in Colombian pesos is greater than the amount of costs denominated in Colombian pesos, Harken could suffer a loss if the value of the Colombian peso were to drop relative to the value of the U.S. dollar, which could have a material adverse effect on Harken's results of operations.

DRILLING OIL AND GAS WELLS IN COLOMBIA, COSTA RICA AND PERU COULD BE HINDERED BY HURRICANES, EARTHQUAKES AND OTHER OPERATING RISKS

     Harken's operations in Colombia, Costa Rica and Peru are subject to risks from hurricanes and other natural disasters. Damage caused by hurricanes, earthquakes or other operating hazards could result in substantial losses to Harken. The occurrence of such an event that is not fully covered by insurance could have a material adverse effect on the financial position and results of operations of Harken.

HARKEN FACES STRONG COMPETITION FROM LARGER OIL AND GAS COMPANIES

     The exploration and production business is highly competitive. Many of Harken's competitors have substantially larger financial resources, staffs and facilities than Harken. Harken's competitors in Colombia, Costa Rica and Peru include such major oil and gas companies as BP Amoco, Exxon/Mobil, Texaco, Conoco, Shell and Arco. These major oil and gas companies are often better positioned to obtain the rights to exploratory acreage that Harken competes for.

GOVERNMENT AGENCIES IN COLOMBIA, COSTA RICA AND PERU CAN INCREASE HARKEN'S COSTS AND CAN TERMINATE OR SUSPEND OPERATIONS

     In Costa Rica, Colombia, and Peru the laws governing the oil and gas industry require Harken to obtain an environmental permit or approval prior to conducting seismic operations, drilling a well or constructing a pipeline. The process of obtaining an environmental permit has delayed Harken's operations in the past, and could do so again in the future. Compliance with these laws and regulations may increase Harken's costs of operations, as well as further restricting its activities.

     In Costa Rica, due to the country's high attention to the protection of its ecological areas and environment, Harken's operations may be subject to much greater control, scrutiny and restrictions than are usually encountered in international exploration operations. Due to such additional regulations and requirements in Costa Rica, Harken may likely encounter further delays in its operations, future challenges to the implementation of its Costa Rica Contract and significant increases in its projected costs.

RISKS ASSOCIATED WITH MARKET CONDITIONS

THE TRADING PRICE OF HARKEN COMMON STOCK MAY BE SIGNIFICANTLY AFFECTED BY THE RESULTS OF DRILLING ACTIVITY IN COLOMBIA, COSTA RICA AND PERU

     Harken believes that the price of its common stock may fluctuate significantly based upon the success or failure of each well that Harken drills in Colombia, Costa Rica and Peru. Based in part on the results of such drilling activity in Colombia, the market price of Harken's common stock declined significantly in 1999 and 2000. From August 13, 1999 through August 14, 2001, Harken's common stock has ranged from a high of $20.00 per share to a low of $1.75 per share (as adjusted for the one-for-ten reverse stock split occurring on November 7, 2000).

HARKEN MAY ISSUE ADDITIONAL SHARES OF COMMON STOCK WHICH MAY DILUTE THE VALUE OF HARKEN COMMON STOCK TO CURRENT STOCKHOLDERS AND MAY ADVERSELY AFFECT THE MARKET PRICE OF HARKEN'S COMMON STOCK

     Harken may be required to issue up to approximately 11.2 million shares of common stock as a result of its outstanding warrants, stock options, convertible notes and preferred stock which could become exercised or converted, particularly in the event of an increase in the market price of Harken common stock. If Harken issues additional shares, it could result in significant dilution in your ownership position in Harken. In addition, Harken could elect to issue a significant number of additional shares of common stock for financing or other purposes, which could have an adverse effect on the market price of the common stock.

     There are currently several registration statements with respect to the common stock that are or will become effective, pursuant to which certain selling stockholders of Harken may sell up to an aggregate of 4,343,555 shares of common stock. If the selling stockholders named in such registration statements sell all of the shares of common stock registered pursuant to such registration statements, such sales could cause an adverse effect on the market price of the common stock.

HARKEN MAY ISSUE SHARES OF PREFERRED STOCK WITH GREATER RIGHTS THAN ITS COMMON STOCK

     Harken is permitted under its charter to issue up to ten million shares of preferred stock. Harken can issue shares of its preferred stock in one or more series and can set the terms of the preferred stock without seeking any further approval from its common stockholders. Any preferred stock that is issued by Harken may rank ahead of its common stock in terms of dividend priority or liquidation premiums and may have greater voting rights than its As of the date hereof, Harken has issued 494,465 shares of Series G1 Preferred Stock and 95,800 shares of Series G2 Preferred Stock in private placement transactions exempt from registration under the Securities Act of 1933. These shares of preferred stock have rights senior to Harken common stock with respect to dividends and liquidation. In addition, such preferred stock may be converted into shares of common stock, which could dilute the value of common stock to current stockholders and could adversely affect the market price of Harken's common stock.

FUTURE ACQUISITIONS MAY DILUTE YOUR PERCENTAGE OWNERSHIP IN HARKEN OR REQUIRE SUBSTANTIAL EXPENDITURES

     Harken's strategic plan includes the acquisition of additional reserves, including through business combination transactions. Harken may not be able to consummate future acquisitions on favorable terms. Additionally, future acquisitions may not achieve favorable financial results.

     Future acquisitions may involve the issuance of shares of Harken common stock, which could have a dilutive effect on the current stockholders of Harken. Furthermore, acquisitions may require substantial financial expenditures that will need to be financed through cash flow from operations or future debt and equity offerings by Harken. Harken may not be able to acquire companies or oil and gas properties using its equity as currency. In the case of cash acquisitions, Harken may not be able to generate sufficient cash flow from operations or obtain debt or equity financing sufficient to fund future acquisitions of reserves.

RISKS ASSOCIATED WITH HARKEN'S FINANCIAL CONDITION

IF ESTIMATES OF HARKEN'S OIL AND GAS RESERVE INFORMATION ARE ADJUSTED, HARKEN'S FINANCIAL CONDITION MAY SUFFER

     Harken's proved oil and gas reserve information is based upon criteria mandated by the Securities and Exchange Commission ("SEC") and represents only estimates. Harken's actual production, revenues and expenditures with respect to such oil and gas reserves will likely be different from estimates and the differences may be material. If estimates of oil and gas reserves are greater than actual production amounts, or if actual production costs and expenditures are greater than estimates, Harken's business, financial condition, and results of operations may be negatively affected.

     Harken's reserve estimates of future production volumes are based on underlying estimates of the accumulation of oil and gas and the economic recoverability of those volumes. Petroleum engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions.

     Because all reserve estimates are to some degree subjective, each of the following items may prove to differ materially from those assumed in estimating reserves:

 .  the quantities of oil and gas that are ultimately recovered;

 .  the production and operating costs incurred;

 .  the amount and timing of future development expenditures; and

 .  future oil and gas sales prices.

Furthermore, different reserve engineers may make different estimates of reserves and cash flows based on the same available data.

     The estimated discounted future net cash flows described in Harken's Annual Report on Form 10-K should not be considered as the current market value of the estimated oil and gas reserves attributable to Harken's properties from proved reserves because such estimates are based on prices and costs as of the date of the estimate, in accordance with SEC requirements, while future prices and costs may be materially higher or lower.

HARKEN HAS A HISTORY OF LOSSES AND MAY SUFFER LOSSES IN THE FUTURE

     Harken has reported losses in each of the last five years including a net loss of $152,933,000 for the year ended December 31, 2000 which was primarily caused by the writedown of Harken's Colombian oil properties. Harken has reported cumulative net losses of approximately $222 million over the last five years. Harken's ability to generate net income is strongly affected by, among other factors, the market price of crude oil and natural gas. If the market price of crude oil and natural gas declines, Harken may report additional losses in the future. See discussion below of potential additional future writedowns in the event oil and gas prices decrease.

IF ESTIMATED DISCOUNTED FUTURE NET CASH FLOWS DECREASE, HARKEN MAY BE REQUIRED TO TAKE ADDITIONAL WRITEDOWNS

     Harken must periodically review the carrying value of its oil and gas properties under applicable full-cost accounting rules. These rules require a writedown of the carrying value of oil and gas properties if the carrying value exceeds the applicable estimated discounted future net cash flows from proved oil and gas reserves. Given the volatility of oil and gas prices, it is reasonably possible that the estimated discounted future net cash flows could change in the near term. If oil and gas prices decline in the future, even if only for a short period of time, it is possible that additional writedowns of oil and gas properties could occur. Whether Harken will be required to take such a charge will depend on the prices for oil and gas at the end of any quarter and the effect of reserve additions or revisions and capital expenditures during such quarter.

     Beginning in December 2000, and through the first half of the first quarter of 2001, Harken drilled the Olivo #2 well in Colombia. Due primarily to the results of the Olivo #2 well, and the corresponding significant reduction in Harken's proved undeveloped reserves on its Bolivar Association Contract area, and to a lesser extent due to a reduction in Harken's proved producing reserves due to production information, Harken recognized a non-cash charge in the amount of approximately $156.4 million as of December 31, 2000. Such amount represents a writedown of the carrying value of Harken's Colombian evaluated oil properties.

                   SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

     We believe that certain statements contained or incorporated by reference in this prospectus are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are considered prospective. The following statements are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:

 . statements before, after or including the words "may", "will", "could", "should", "believe", "expect", "future", "potential", "anticipate", "intend", "plan", "estimate" or "continue" or the negative or other variations of these words; and

 .  other statements about matters that are not historical facts.

     We may be unable to achieve the future results covered by the forward-looking statements. The statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the future results that the statements express or imply. See "Risk Factors". Please do not put undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

                       WHERE YOU CAN GET MORE INFORMATION

     Harken files reports, proxy statements, and other information with the SEC. Such reports, proxy statements and other information concerning Harken can be read and copied at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file information electronically, including Harken. Harken's common stock is listed on the American Stock Exchange. These reports, proxy statements and other information can also be read and copied at the offices of the American Stock Exchange at 86 Trinity Place, New York, New York 10006.

     The SEC allows Harken to "incorporate by reference" the information it files with the SEC. This permits Harken to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed with the SEC after the date on the cover of this prospectus will automatically be deemed to update and supercede this information. Harken incorporates by reference the following documents which have been filed with the SEC:

(1)  Annual Report on Form 10-K for the year ended December 31, 2000;

(2)  Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

(3)  Quarterly Report on Form 10-Q for the quarter ended June 30, 2001;

(4)  Current Report on Form 8-K filed with the SEC on July 24, 2001; and

(5) The description of the common stock contained in Harken's Registration Statement on Form 8-A, as amended, including all amendments and reports filed for the purpose of updating such description; and the description of Harken's Preferred Stock Purchase Rights as contained in Harken's Registration Statement on Form 8-A, filed with the Commission on April 7, 1998, including all amendments and reports filed for the purpose of updating such description.

Harken also incorporates by reference any future filings made with the SEC under
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended (the "Exchange Act") until the selling stockholders sell all of the shares of common stock.

     This prospectus is part of a registration statement filed with the SEC. This prospectus does not contain all the information contained in the registration statement. The full registration statement can be obtained from the SEC. This prospectus contains a general description of Harken and the securities being offered for sale. You should read this prospectus together with the additional information incorporated by reference.

     You can request a copy of any document incorporated by reference in this prospectus in writing or by phone. Requests for copies should be directed to Larry E. Cummings, Harken Energy Corporation, 16285 Park Ten Place, Suite 600, Houston, Texas 77084 (Telephone: (281) 717-1300). Copies of any document incorporated by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates, will be provided at no cost to you.

                                USE OF PROCEEDS

     Harken will not receive any part of the proceeds from the sale of shares of common stock by the selling stockholders.


                   INFORMATION ABOUT THE SELLING STOCKHOLDERS

     This prospectus covers the offer and sale by the selling stockholders of an aggregate of 3,968,920 shares of common stock. These shares consist of shares of Harken's common stock issuable upon the conversion of Harken's Series G1 Preferred Stock (the "Series G1 Preferred").

     On August 25, 2000, the Harken Board of Directors approved the authorization and issuance of up to 240,000 shares of Series G1 Preferred, and on May 8, 2001, the Board of Directors increased this amount to 700,000 shares of Series G1 Preferred. As of the date hereof, there are 494,465 shares of Series G1 Preferred outstanding. The following is a summary of the material terms of the Series G1 Preferred Stock and is qualified in its entirety by the full rendition of the Certificate of Designations, Preferences and Rights of the Series G1 Preferred, which was filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

     The Series G1 Preferred has a liquidation value of $100 per share and is convertible at the holder's option into Harken common stock at a conversion price of $12.50 per share of underlying Harken common stock (the "Series G1 Preferred Conversion Price") for each $100 liquidation value per share of Series
G1 Preferred Stock, subject to adjustment in certain circumstances.   After the
shares of Harken common stock underlying the Series G1 Preferred have become freely tradable, if for any period of twenty consecutive trading days the average of the closing prices of Harken common stock during such period shall have equaled or exceeded the Target Price (as defined below), each share of Series G1 Preferred will be convertible by Harken into that number of shares of Harken common stock equal to (x) each $100 liquidation value per share of Series G1 Preferred plus the amount of any accrued and unpaid dividends (whether or not earned or declared) on the Series G1 Preferred (including an amount equal to certain prorated dividends) divided by (y) the Series G1 Preferred Conversion Price. Such Target Price is initially equal to the Series G1 Preferred Conversion Price multiplied by 110%. On the first day following the first anniversary of the closing date of the Series G1 Preferred, the Target Price will be reduced to an amount equal to (x) the Series G1 Preferred Conversion Price less $0.10 (the "Adjusted Conversion Price") multiplied by (y) 110%. On the first day following each anniversary of the closing date thereafter, the Target Price will be reduced to an amount equal to (x) the Adjusted Conversion Price then in effect less $0.10 multiplied by (y) 110%. The Target Price cannot be less than $8.10.

     The holders of Series G1 Preferred are entitled to receive dividends at an annual rate equal to $8 per share when, as and if declared by the Harken Board of Directors. All dividends on the Series G1 Preferred are cumulative and payable semi-annually in arrears, payable on June 30 and December 30. At Harken's option, dividends may also be payable in Harken common stock at $12.50 per share of Harken common stock. Harken also may redeem the Series G1 Preferred in whole or in part for cash at any time at $100 per share plus any accrued and unpaid dividends. In addition, on or after June 1, 2004, Harken may further elect, in any six-month period, to redeem up to 50% of the outstanding Series G1 Preferred with shares of Harken common stock valued at an average market price, and using a Redemption Value of the Series G1 Preferred that includes a 5% to 10% premium, with such premium based on the market capitalization of Harken at the time of redemption.

     On May 22, 2001, a selling stockholder, RP&C International (Guernsey) Limited ("RP&C"), provided written notice to Harken of its election to convert 500 shares of Series G1 Preferred into common stock. This notification obligated Harken to file a registration statement with respect to the shares of common stock issuable on the conversion of the Series G1 Preferred. Harken is obligated to file this registration statement at the earliest practicable date, but in any event prior to 90 days following its receipt of this initial notice. Harken is also obligated to use its best efforts to cause the SEC to declare this registration statement (and any necessary amendments) effective. Harken has also agreed to use its best efforts to maintain the effectiveness of the registration statement, and to refile a registration statement from time to time in the event its effectiveness lapses, until all shares of common stock issuable on the conversion of the Series G1 either issued or that may be issued are freely tradeable (as defined in the Certificate of Designations for the Series G1 Preferred) in the United States.

     In May of 1998, Harken consummated an offering (the "Notes Offering") of $85,000,000 of 5% Senior Convertible Notes Due May 26, 2003 (the "Notes"). Under the terms of the Notes Offering, prior to maturity and unless previously redeemed, the Notes were convertible by the holders thereof into shares of Harken common stock at a price of $65.00, subject to adjustment under certain circumstances. Except for RP&C, the selling stockholders have not had any position, office or other material relationship with Harken in the last three years other than Notes held by certain of the selling stockholders.

     RP&C has served as agent for Harken in various transactions during the last three years including the (a) Notes Offering, (b) a private exchange in February 2000 of $6,000,000 face amount of Notes for Harken common stock, (c) several repurchases by Harken of certain of the Notes in the open market and (d) several private placements of both common stock and preferred stock.

     The chart below describes the number of shares of common stock underlying the Series G1 Preferred owned by the selling stockholders, the number of shares of common stock which may be offered for sale by the selling stockholders and the number of shares of common stock the selling stockholders will own if all of the shares of common stock held by the selling stockholders are sold. Any or all of the shares listed below may be offered for sale by the selling stockholders or their nominees from time to time.

                                                                                                                 PERCENT OF
                                                        SHARES OWNED          SHARES         SHARES OWNED       COMMON STOCK
                                                          PRIOR TO            OFFERED         AFTER THE       OWNED AFTER THE
              SELLING STOCKHOLDERS                    THE OFFERING (1)        HEREBY         OFFERING (2)       OFFERING (2)
-------------------------------------------------   --------------------   -------------   ----------------   ----------------
JS Cresvale Securities                                     104,000            104,000             -0-                -0-
Bank Julius Baer & Co. Ltd.                                408,800            408,800             -0-                -0-
Brown Brothers Harriman                                     10,800             10,800             -0-                -0-
Apple Manufacturing                                        192,000            192,000             -0-                -0-
Perry Limited                                              136,400            136,400             -0-                -0-
Xanthus Ltd.                                                48,000             48,000             -0-                -0-
Rush & Co. Swiss American Securities                         4,800              4,800             -0-                -0-
Sreedeswar Holdings, Inc.                                  226,480            226,480             -0-                -0-
Rock Nominees Limited                                        6,400              6,400             -0-                -0-
EFG Private Bank                                           109,080            109,080             -0-                -0-
Marcuard Cook & CIE                                         14,400             14,400             -0-                -0-
San Juan Investments Ltd.                                   48,000             48,000             -0-                -0-
Renaissance US Growth and Income Trust Plc                 588,800            588,800             -0-                -0-
AKB Privatbank Zurich AG                                    31,760             31,760             -0-                -0-
Coutts Bank (Schweiz) AG                                    28,560             28,560             -0-                -0-
Bank Hoffman AG                                              7,920              7,920             -0-                -0-
Banca Del Gottardo Lugano                                  111,400            111,400             -0-                -0-
Verit Liegenschaften und Beteiligungen                       8,000              8,000             -0-                -0-
SIS-Sega-UBS                                                 2,400              2,400             -0-                -0-
Egger & Co.                                                142,800            142,800             -0-                -0-
Egger & Co.                                                142,800            142,800             -0-                -0-
Elliott International, L.P.                                142,800            142,800             -0-                -0-
Lombard Odier & Cie.                                        33,600             33,600             -0-                -0-
Coutts Bank (Switzerland)                                   26,400             26,400             -0-                -0-
Morgan Stanley & Co. International Ltd.                    441,600            441,600             -0-                -0-
The Liverpool Limited Partnership                          142,800            142,800             -0-                -0-
HSBC Global Custody Nominees Ltd.                          441,600            441,600             -0-                -0-
Basler Kantonalbank                                         28,560             28,560             -0-                -0-
LB (Swiss) Privatbank AG                                     8,568              8,568             -0-                -0-
Centrum Bank AG                                             77,112             77,112             -0-                -0-
Bruno Battaini                                               7,200              7,200             -0-                -0-

James Ladner                                                36,560             36,560             -0-                -0-
RP&C International (Guernsey) Limited                      208,520            208,520             -0-                -0-

___________________

(1) Consists of shares of Harken's common stock issuable upon conversion of the Series G1 Preferred.

(2) Assumes no other disposition or acquisition of common stock and all shares of common stock are sold.


                              PLAN OF DISTRIBUTION

     Harken will not receive any proceeds from the sale of common stock owned by the selling stockholders. It is anticipated that the selling stockholders will offer the shares of common stock for sale from time to time, directly or through broker-dealers or underwriters who may act solely as agents or may acquire the shares of common stock as principals, in all cases as designated by the selling stockholders. Such underwriters or broker-dealers, acting either as principal or as agent, may receive compensation in the form of usual and customary or specifically negotiated underwriting discounts, concessions or commissions from the selling stockholders or the purchasers of the 3,968,920 shares of common stock offered in this prospectus for whom they may act as agent.

     The net proceeds to the selling stockholders from the sale of common stock will be the purchase price of the common stock sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by Harken. The selling stockholders and any dealers or agents that participate in the distribution of common stock may be deemed to be "underwriters" within the meaning of the Securities Act.

     At any time a particular offer of common stock is made, and if required by SEC rules and regulations, the specific shares of common stock to be sold, the purchase price, public offering price, the names of any such agent, dealer or underwriter and any commission or discount with will be described in an accompanying prospectus supplement. The prospectus supplement may be in the form of a post-effective amendment to the Registration Statement of which this prospectus is a part, and will be filed with the SEC.

     The shares of common stock being offered by the selling stockholders will be sold in one or more transactions, which may include block transactions, on the American Stock Exchange or on any other market on which the common stock may be trading, in privately-negotiated transactions, through the writing of options on the shares of common stock, short sales or any combination thereof. The sale price to the public may be the market price prevailing at the time of sale, or a different price negotiated by the selling stockholders. The shares of common stock may also be sold pursuant to Rule 144. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares of common stock if they deem the purchase price to be unsatisfactory.

     The selling stockholders, alternatively, may sell all or any part of the 3,968,920 shares of common stock offered in this prospectus through an underwriter. The selling stockholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If the selling stockholders enter into such an agreement, the relevant details will be set forth in a supplement or revisions to this prospectus.

     The selling stockholders and any other persons participating in the sale or distribution of the shares of common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations passed by the SEC, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders or any other such person. This may affect the marketability of the shares of common stock.

                                 LEGAL MATTERS

     The validity of the shares of common stock will be passed upon for Harken Energy Corporation by Larry E. Cummings, General Counsel of Harken.


                                    EXPERTS

     The audited consolidated financial statements of Harken Energy Corporation incorporated by reference into this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     Harken's oil and gas reserves in Colombia have been reviewed by its independent reserve engineers, Gaffney, Cline & Associates, Inc., as stated in their report thereon. Harken's disclosures of its oil and gas reserves in Colombia included in its Form 10-K for the year ending December 31, 2000, have been presented in reliance upon the authority of such firm as experts in petroleum engineering.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   The expenses to be paid by Harken in connection with the offering described in this Registration Statement are estimated as follows:


           Commission Registration Fee            $2,073.76

           Printing and Engraving Expenses        $  500.00

           Accounting Fees and Expenses           $2,500.00

           Blue Sky Fees and Expenses             $     -0-

           Miscellaneous                          $  426.24

                                                  ---------
           Total                                  $5,500.00
                                                  =========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   Under Section 145 of the General Corporation Law of the State of Delaware ("Delaware Law"), a Delaware corporation may indemnify its directors, officers, employees and agents against expenses (including attorneys fees), judgments, fines and settlements in nonderivative suits, actually and reasonably incurred by them in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. Delaware law, however, provides that such person must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. Section 145 further provides that in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith, in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made with respect to any claim, issue or matter as to which such person has been adjudged liable for negligence or misconduct unless the Court of Chancery or the court in which such action or suit is brought approves such indemnification. Section 145 further permits a Delaware corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise, and to purchase indemnity insurance on behalf of its directors and officers. Indemnification is mandatory to the extent a claim, issue or matter has been successfully defended.

   Article Ten of Harken's Certificate of Incorporation and Article VII of Harken's bylaws provide, in general, that Harken shall indemnify its directors and officers under certain of the circumstances defined in Section 145. Harken has entered into agreements with each member of its Board of Directors pursuant to which it will advance to each director costs of litigation in accordance with the indemnification provisions of Harken's Certificate of Incorporation and bylaws.

Item 16.  Exhibits.

  4.1   -    Form of certificate representing shares of Harken  common stock, par value $.01 per share (filed as Exhibit 1 to Harken's Registration Statement on Form 8-A, File No.
             0-9207, and incorporated by reference herein).
  4.2   -    Certificate of Designations, Powers, Preferences and Rights of Series A Cumulative
             Convertible Preferred Stock, $1.00 par value, of Harken Energy Corporation (filed as Exhibit 4.1 to Harken's Annual Report on Form 10-K for the fiscal year ended
             December 31, 1989, File No. 0-9207, and incorporated by reference herein).
  4.3   -    Certificate of Designations, Powers, Preferences and Rights of Series B Cumulative
             Convertible Preferred Stock, $1.00 par value, of Harken Energy Corporation (filed as Exhibit 4.2 to Harken's Annual Report on Form 10-K for the fiscal year ended
             December 31, 1989, File No. 0-9207, and incorporated by reference herein).
  4.4   -    Certificate of the Designations, Powers, Preferences and Rights of Series C
             Cumulative Convertible Preferred Stock, $1.00 par value of Harken Energy
             Corporation (filed as Exhibit 4.3 to Harken's Annual Report on Form 10-K for fiscal year ended December 31, 1989, File No. 0-9207, and incorporated by reference herein).
  4.5   -    Certificate of the Designations of Series D Preferred Stock, $1.00 par value of
             Harken Energy Corporation (filed as Exhibit 4.3 to Harken's Quarterly Report on
             Form 10-Q for the fiscal quarter ended September 30, 1995, File No. 0-9207, and incorporated by reference herein).
  4.6   -    Rights Agreement, dated as of April 6, 1999, by and between Harken Energy
             Corporation and ChaseMellon Shareholder Services L.L.C., as Rights Agent (filed as
             Exhibit 4 to Harken's Current Report on Form 8-K dated April 7, 1999, File No.
             0-9207, and incorporated by reference herein).
  4.7   -    Certificate of Designations of Series E Junior Participating Preferred Stock (filed as Exhibit B to Exhibit 4 to Harken's Current Report on Form 8-K dated April 7,
             1999, File No. 0-9207, and incorporated by reference herein).
  4.8   -    Certificate of Designations, Preferences and Rights of Series F Convertible
             Preferred Stock (filed as Exhibit 4.8 to Harken's Quarterly Report on Form 10-Q for
             the period ended June 30, 1998, File No. 0-9207, and incorporated by reference herein).
  4.9   -    Certificate of Designations, Preferences and Rights of Series G1 Convertible
             Preferred Stock (filed as Exhibit 4.9 to Harken's Annual Report on Form 10-K for
             the fiscal year ended December 31, 2000, File no. 0-9207, and incorporated by reference herein).
 5.1*   -    Opinion of Larry E. Cummings.
23.1*   -    Consent of Arthur Andersen LLP.
23.2*   -    Consent of Gaffney, Cline & Associates, Inc.
23.3*   -    Consent of Larry E. Cummings (included in opinion filed as Exhibit 5.1).
24.1*   -    Powers of Attorney.

*    Previously filed.


ITEM 17.  UNDERTAKINGS.

   (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (b) The undersigned Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the
                   Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (d) The undersigned Registrant hereby undertakes that:

       (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

       (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                 SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 15, 2001.


                                        HARKEN ENERGY CORPORATION

                                                     *
                                        ------------------------------
                                        Mikel D. Faulkner, Chairman of the Board and Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

           Signature                             Title                              Date


               *                      Chairman of the Board and Chief           August 15, 2001
-----------------------------------   Executive Officer (Principal
Mikel D. Faulkner                     Executive Officer)

               *
-----------------------------------   President, Chief Operating Officer        August 15, 2001
Bruce N. Huff                         and Director

               *                      Vice Chairman and Director                August 15, 2001
-----------------------------------
Stephen C. Voss

                                      Director
-----------------------------------
J. William Petty

               *                      Director                                  August 15, 2001
-----------------------------------
Michael M. Ameen, Jr.

               *                      Director                                  August 15, 2001
-----------------------------------
Hobart A. Smith

                *                     Director                                  August 15, 2001
-----------------------------------
Larry Akers

                                      Director
-----------------------------------
Robert Gerrity

*Larry E. Cummings, by signing his name hereto, does hereby sign this Registration Statement on behalf of Harken Energy Corporation and each of the above-named officers and directors of such Company pursuant to powers of attorney, executed on behalf of Harken and each officer and director.

/s/ Larry E. Cummings
----------------------
Larry E. Cummings, Attorney-in-Fact

                               INDEX TO EXHIBITS

                                                                                         Sequentially
 Exhibit No.                                   Exhibit                                   Numbered Page
--------------          --------------------------------------------------------       -----------------
           4.1          Form of certificate representing shares of Harken
                        common stock, par value $.01 per share (filed as
                        Exhibit 1 to Harken's Registration Statement on Form
                        8-A, File No. 0-9207, and incorporated by reference
                        herein).

           4.2          Certificate of Designations, Powers, Preferences and
                        Rights of Series A Cumulative Convertible Preferred
                        Stock, $1.00 par value, of Harken Energy Corporation
                        (filed as Exhibit 4.1 to Harken's Annual Report on
                        Form 10-K for the fiscal year ended December 31, 1989, File No. 0-9207, and incorporated by reference herein).

           4.3          Certificate of Designations, Powers, Preferences and
                        Rights of Series B Cumulative Convertible Preferred
                        Stock, $1.00 par value, of Harken Energy Corporation
                        (filed as Exhibit 4.2 to Harken's Annual Report on
                        Form 10-K for the fiscal year ended December 31, 1989, File No. 0-9207, and incorporated by reference herein).

           4.4 Certificate of the Designations, Powers, Preferences and Rights of Series C Cumulative Convertible
                        Preferred Stock, $1.00 par value of Harken Energy
                        Corporation (filed as Exhibit 4.3 to Harken's Annual
                        Report on Form 10-K for fiscal year ended December
                        31, 1989, File No. 0-9207, and incorporated by reference herein).

           4.5          Certificate of the Designations of Series D
                        Preferred Stock, $1.00 par value of Harken Energy
                        Corporation (filed as Exhibit 4.3 to Harken's
                        Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1995, File No. 0-9207, and incorporated by reference herein).

           4.6 Rights Agreement, dated as of April 6, 1999, by and between Harken Energy Corporation and ChaseMellon
                        Shareholder Services L.L.C., as Rights Agent (filed as Exhibit 4 to Harken's Current Report on Form 8-K dated April 7, 1999, File No. 0-9207, and incorporated by reference herein).

           4.7          Certificate of Designations of Series E Junior
                        Participating Preferred Stock (filed as Exhibit B to
                        Exhibit 4 to Harken's Current Report on Form 8-K dated April 7, 1999, File No. 0-9207, and incorporated by reference herein).

           4.8 Certificate of Designations, Preferences and Rights of Series F Convertible Preferred Stock (filed as
                        Exhibit 4.8 to Harken's Quarterly Report on Form
                        10-Q for the period ended June 30, 1998, File No.
                        0-9207, and incorporated by reference herein).

           4.9 Certificate of Designations, Preferences and Rights of Series G1 Convertible Preferred Stock (filed as
                        Exhibit 4.9 to Harken's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, File no. 0-9207, and incorporated by reference herein).

                                                                                         Sequentially
 Exhibit No.                                   Exhibit                                   Numbered Page
--------------          --------------------------------------------------------       -----------------
          *5.1          Opinion of Larry E. Cummings.

         *23.1          Consent of Arthur Andersen LLP.

         *23.2          Consent of Gaffney, Cline & Associates, Inc.

         *23.3 Consent of Larry E. Cummings (included in opinion filed as Exhibit 5.1).

         *24.1          Powers of Attorney.

                        *      Previously filed.


                                       2